EXHIBIT 99.1

Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Date: March 29, 2012

Investor Relations: Douglas W. Busk
Senior Vice President and Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com

NASDAQ: CACC

CREDIT ACCEPTANCE ANNOUNCES COMPLETION OF
$201.3 MILLION ASSET-BACKED FINANCING

Southfield, Michigan – March 29, 2012 – Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”, “we”, “our”, or “us”) announced today the completion of a $201.3 million asset-backed non-recourse secured financing (the “Financing”).  Pursuant to this transaction, we contributed loans having a net book value of approximately $251.7 million to a wholly-owned special purpose entity which will transfer the loans to a trust, which will issue three classes of notes:

Note Class	Amount	Average Life	Price	Interest Rate
A	$161,500,000	2.45 years	99.98851%	2.20%
B	$39,750,000	3.10 years	99.98367%	3.12%
C	$95,146	3.21 years	-	-

The Class C Note does not bear interest and is being retained by us.

The Financing will:
•	Have an expected annualized cost of approximately 2.8% including the initial purchaser’s fees and other costs;
•	Revolve for 24 months after which it will amortize based upon the cash flows on the contributed loans; and
•	Be used by us to repay outstanding indebtedness.

We will receive 6.0% of the cash flows related to the underlying consumer loans to cover servicing expenses.  The remaining 94.0%, less amounts due to dealer-partners for payments of dealer holdback, will be used to pay principal and interest on the notes as well as the ongoing costs of the Financing.  The Financing is structured so as not to affect our contractual relationships with our dealer-partners and to preserve the dealer-partners’ rights to future payments of dealer holdback.

The notes have not been and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the notes.  This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933.

Description of Credit Acceptance Corporation

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history.  Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one.  Further, as we report to the three national credit reporting agencies, an important ancillary benefit of our program is that we provide a significant number of our consumers with an opportunity to improve their lives by improving their credit score and move on to more traditional sources of financing.  Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC.  For more information, visit creditacceptance.com.